Exhibit 10.1

September 19, 2006

Mr. Dale A. Spencer

503 N. Ferndale Road

Wayzata, MN  55391

Dear Dale:

The Board considers the operation of the Company to be of critical importance to the Parent Company and therefore the establishment and maintenance of a sound and vital management team of the Company is essential to protecting and enhancing the best interests of the Parent Company and its stockholders.  In this connection, the Board recognizes that the possibility of a Change in Control of the Parent Company may arise and that such possibility and the uncertainty and questions which such transaction may raise among key management personnel of the Company and its subsidiaries could result in the departure or distraction of such management personnel to the detriment of the Parent Company and its stockholders.

Accordingly, the Board has determined that appropriate actions should be taken to minimize the risk that Company management will depart prior to a Change in Control of the Parent Company, thereby leaving the Company without adequate management personnel during such a critical period, and to reinforce and encourage the continued attention and dedication of key members of Company’s management to their assigned duties without distraction in circumstances arising from the possibility of a Change in Control of the Parent Company.  In particular, the Board believes it important, should the Parent Company or its stockholders receive a proposal for transfer of control of the Parent Company that you be able to continue your management responsibilities without being influenced by the uncertainties of your own personal situation.

The Board recognizes that continuance of your position as a key consultant to the Subsidiary and a member of the Board involves a substantial commitment in terms of your personal life and professional career and the possibility of foregoing present and future career opportunities, for which the Subsidiary and the Company receives substantial benefits.  Therefore, to induce you to remain as a key consultant of the Subsidiary, this Agreement, which has been approved by the Board, sets forth the benefits which the Company agrees will be provided to you in the event of a Change in Control of the Parent Company under the circumstances described below.

1.             Definitions.  The following terms will have the meaning set forth below unless the context clearly requires otherwise.  Terms defined elsewhere in this Agreement will have the same meaning throughout this Agreement.

(a)           “Affiliate” means with respect to any Person (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) shall mean any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person.

(b)           “Agreement” means this letter agreement as amended, extended or renewed from time to time in accordance with its terms.

(c)           “Benefit Plan” means any

(i)            employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended;

(ii)           cafeteria plan described in Code Section 125;

(iii)          plan, policy or practice providing for paid vacation, other paid time off or short- or long-term profit sharing, bonus or incentive payments; or

(iv)          stock option, stock purchase, restricted stock, phantom stock, stock appreciation right or other equity-based compensation plan that is sponsored, maintained or contributed to by the Company for the benefit of employees (and/or their families and dependents) generally or you (and/or your family and dependents) in particular, including, without limitation, any of the Stock Incentive Plans.

(d)           “Board” means the board of directors of the Parent Company.  On and after the date of a Change in Control, any duty of the Board in connection with this Agreement is nondelegable and any attempt by the Board to delegate any such duty is ineffective.

(e)           “Change in Control”  means any of the following:  (i) the sale, lease, exchange or other transfer, directly or indirectly, of all or substantially all of the assets of the Parent Company, in one transaction or in a series of related transactions, to any Third Party; (ii) any Third Party, other than a “bona fide underwriter,” is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities (x) representing 50% or more of the combined voting power of the Parent Company’s outstanding securities ordinarily having the right to vote at elections of directors, or (y) resulting in such Third Party becoming an Affiliate of the Parent Company, including pursuant to a transaction described in clause (iii) below; (iii) the consummation of any transaction or series of transactions under which the Parent Company is merged or consolidated with any other company, other than a merger or consolidation which would result in the stockholders of the Parent Company immediately prior thereto continuing to own (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation; or (iv) the Continuity Directors cease for any reason to constitute at least a majority the Board.  For purposes of this Section 1(e), a “Continuity Director” means an individual who, as of date of this Agreement, is a member of the board of directors of the Parent Company, and any other individual who becomes a director subsequent to the as of date of this Agreement whose election, or nomination for election by the Parent Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Continuity Directors, but excluding for this purpose any individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or entity other than the board of directors of the Parent Company.  For purposes of this Section 1(e), a “bona fide underwriter” means a Third Party engaged in business as an underwriter of securities that acquires securities of the Parent Company through such Third Party’s participation in good faith in a firm commitment underwriting until the expiration of 40 days after the date of such acquisition.  For the avoidance of doubt, Change in Control does not include any of the foregoing events occurring with respect to the Subsidiary and this Agreement is not intended to be interpreted to provide any benefits to you upon a Change in Control of the Subsidiary.

(f)            “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(g)           “Company” means the Parent Company, any Successor and any Affiliate.

(h)           “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(i)            “Parent Company” means ev3 Inc., a Delaware corporation.

(j)            “Subsidiary” means ev3 Endovascular, Inc.

(k)           “Stock Incentive Plan” means (i) the ev3 LLC 2003 Incentive Plan, as amended, (ii) the ev3 Inc. Amended and Restated 2005 Incentive Stock Plan, or (iii) any successor or additional stock option, stock award, or other incentive plans of the Parent Company or Subsidiary.

(l)            “Stock Option Agreements” means in any of the non-statutory stock option agreements, incentive stock options agreements, restricted stock awards or other similar agreements you may have entered into with the Company pursuant to the Stock Incentive Plans.

(m)          “Successor” means any Third Party that succeeds to, or has the ability to control (either immediately or with the passage of time), the Parent Company’s or Subsidiary’s, as applicable, business directly, by merger, consolidation or other form of business combination, or indirectly, by purchase of the Parent Company’s outstanding securities entitling the holder thereof to be allocated a portion of the Parent Company’s net income, net loss or distributions or purchases of the Subsidiary’s outstanding securities ordinarily having the right to vote at the election of directors or all or substantially all of its assets or otherwise.

(n)           “Third Party” means any Person, other than the Parent Company, any Affiliate of the Parent Company, or any Benefit Plan(s) sponsored by the Parent Company or an Affiliate.

2.             Term of Agreement.  This Agreement is effective immediately and will continue in effect only so long as you remain as either a consultant to the Subsidiary or board member of the Parent Company or Subsidiary or, if later, until the date on which the Parent Company’s or Subsidiary’s obligations to you arising under this Agreement have been satisfied in full.

3.             Stock Option Acceleration.  In the event of a Change in Control, your then unvested, non-statutory stock options or other stock awards granted to you by the Parent Company or Subsidiary under the applicable Stock Option Agreements as of the Change in Control shall become fully vested and immediately exercisable upon the closing of the Change in Control.

4.             Indemnification.  Following a Change in Control, the Parent Company and the Subsidiary shall be jointly and severally responsible for indemnifying and advancing expenses to you to the full extent permitted by law for damages, costs and expenses (including, without limitation, judgments, fines, penalties, settlements and reasonable fees and expenses of your counsel) incurred by you as a result of your service to or status as an officer and employee with the Parent Company or the Subsidiary or any other corporation, employee benefit plan or other entity with whom you served at the request of the Parent Company or the Subsidiary prior to the Change in Control, provided that such damages, costs and expenses did not arise as a result of your gross negligence or willful misconduct.  The indemnification under this Agreement shall be in addition to any similar obligation of the Parent Company or the Subsidiary under any other separate agreement, or under the Parent Company’s or Subsidiary’s Certificate of Incorporation or Bylaws, or as they be amended from time to time, provided however, you may only be reimbursed or recover once for any such damages, costs and expenses, from whatever source.

5.             Binding Agreement.  This Agreement inures to the benefit of, and is enforceable by, you, your personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you die after a Change in Control while any amount would still be payable to you under this Agreement, all such amounts, unless otherwise provided in this Agreement, will be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such designee, to your estate.

6.             Notices.  For the purposes of this Agreement, notices and other communications provided for in this Agreement must be in writing and will be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid and addressed to each party’s respective address set forth on the first page of this Agreement, or to such other address as either party may have furnished to the other in writing in accordance with these provisions, except that notice of change of address will be effective only upon receipt.

7.             Disputes.  If you so elect, any dispute, controversy or claim arising under or in connection with this Agreement will be heard and settled exclusively by binding arbitration administered by the American Arbitration Association in Minneapolis, Minnesota before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, that you may seek specific performance in a court of competent jurisdiction of your right to receive benefits until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.  If any dispute, controversy or claim for damages arising under or in connection with this Agreement is settled by arbitration, the Company and the Subsidiary will be jointly and severally responsible for paying, or if elected by you, reimbursing, all fees, costs and expenses incurred by you related to such arbitration.  If you do not elect arbitration, you may pursue all available legal remedies.  The Company and the Subsidiary will be jointly and severally responsible for paying, or if elected by you, reimbursing you for, all fees, costs and expenses incurred by you in connection with any actual, threatened or contemplated litigation relating to this Agreement to which you are or reasonably expect to become a party, whether or not initiated by you, if but only if you are successful in recovering any benefit under this Agreement as a result of such legal action.  The parties agree that any litigation arising under or in connection with this Agreement must be brought in a court of competent jurisdiction in the State of Minnesota, and both parties hereby consent to the exclusive jurisdiction of said courts for this purpose and agree not to assert that such courts are an inconvenient forum.  Neither the Parent Company nor the Subsidiary will assert in any dispute or controversy with you arising under or in connection with this Agreement your failure to exhaust administrative remedies.

8.             Related Agreements.  To the extent that any provision of any other Benefit Plan or agreement between the Parent Company and you or the Subsidiary and you limits, qualifies or is inconsistent with any provision of this Agreement, the provision of this Agreement will control. Nothing in this Agreement prevents or limits your continuing or future participation in, and rights under, any Benefit Plan provided by the Parent Company or the Subsidiary and for which you may qualify.  Amounts which are vested benefits or to which you are otherwise entitled under any Benefit Plan or other agreement with the Parent Company or the Subsidiary at or subsequent to the Date of Termination will be payable in accordance with the terms thereof.  Furthermore, nothing in this Agreement will prevent the Parent Company, the Subsidiary or the Successor to the Parent Company or the Subsidiary from seeking enforcement of and damages arising under any confidentiality, invention assignment or non-competition provision or breach thereof contained in any other agreement with the Parent Company or the Subsidiary or any Successor to the Parent Company or the Subsidiary.

9.             No Employment or Service Contract.  Nothing in this Agreement is intended to provide you with any right to continue to provide services to the Subsidiary in any capacity for any period of specific duration or interfere with or otherwise restrict in any way your rights or the rights of the Subsidiary, which rights are hereby expressly reserved by each, to terminate your services at any time for any reason or no reason whatsoever, with or without cause.

10.           Survival.  The respective obligations of, and benefits afforded to, the Parent Company, the Subsidiary and you which by their express terms or clear intent survive termination of your employment with the Subsidiary or termination of this Agreement, as the case may be, will survive termination of your employment with the Subsidiary or termination of this Agreement, as the case may be, and will remain in full force and effect according to their terms.

11.           Miscellaneous.  No provision of this Agreement may be modified, waived or discharged other than in a writing signed by you, the Parent Company and the Subsidiary.  No waiver by any party to this Agreement at any time of any breach by another party of any provision of this Agreement will be deemed a waiver of any other provisions at the same or at any other time.  This Agreement reflects the final and complete agreement of the parties and supersedes all prior and simultaneous agreements with respect to the subject matter hereof, including without limitation any change in control or similar agreement between any past, current or future Affiliate of the Parent Company or the Subsidiary and you.  This Agreement will be governed by and construed in accordance with the laws of the State of Delaware (without regard to the conflict of laws principles of any jurisdiction).  The invalidity or unenforceability of all or any part of any provision of this Agreement will not affect the validity or enforceability of the remainder of such provision or of any other provision of this Agreement.  This Agreement may be executed in several counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

If this letter correctly sets forth our agreement on the subject matter discussed above, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

Sincerely,

ev3 Inc.

By:	/s/ James M. Corbett
Name: James M. Corbett
Title: President and CEO

ev3 Endovascular, Inc.

By:	/s/ Patrick D. Spangler
Name: Patrick D. Spangler
Title: Vice President and CFO

Agreed to and Accepted as of this 22nd day of September,
2006.

/s/ Dale A. Spencer

Dale A. Spencer